Exhibit 32.1
CERTIFICATION
Pursuant to the requirement set forth in Rule 13a-14(b) of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) and 18 U.S.C. Section 1350 as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, R. Erik Holmlin, Chief Executive Officer of Bionano Genomics, Inc., a Delaware corporation (the “Company”) and Christopher Stewart, Chief Financial Officer of the Company, each hereby certifies that, to the best of his knowledge:
1.The Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2020, as filed with the Securities and Exchange Commission on the date hereof (the “Periodic Report”), and to which this Certification is attached as Exhibit 32.1, fully complies with the requirements of Section 13(a) or Section 15(d) of the Exchange Act; and
2.The information contained in the Periodic Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Dated: November 12, 2020	Dated: November 12, 2020

/s/ R. Erik Holmlin, Ph.D.	/s/ Christopher Stewart
R. Erik Holmlin, Ph.D.	Christopher Stewart
President and Chief Executive Officer	Chief Financial Officer
(Principal Executive Officer)	(Principal Financial and Accounting Officer)
This certification accompanies and is being “furnished” with the Periodic Report, shall not be deemed “filed” by the Company for purposes of Section 18 of the Exchange Act, or otherwise subject to liability under that Section and shall not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date of the Periodic Report, irrespective of any general incorporation language contained in such filing.